Exhibit 4.10

MASTER 2019 DIRECTOR GRANT

AWARD AGREEMENT FOR RESTRICTED STOCK UNITS

FOR NON-EMPLOYEE DIRECTORS UNDER THE

ONESPAN INC.

2019  OMNIBUS INCENTIVE PLAN

THIS AWARD AGREEMENT FOR RESTRICTED STOCK UNITS (this “Agreement”) is made as of February 1, 2019 (the “Effective Date”), between OneSpan Inc. (the “Company”) and the undersigned director of the Company (the “Grantee”).

WHEREAS, the Company maintains the OneSpan Inc. 2019 Omnibus Incentive Plan (the “Plan”) for the benefit of its employees, directors, consultants, and other individuals who provide services to the Company; and

WHEREAS, the Plan permits the issuance of restricted stock units with respect to shares of Common Stock (as defined below), subject to certain terms, conditions and restrictions; and

WHEREAS, to compensate the Grantee for his or her service as a director of the Company, the Company wishes to award the Grantee restricted stock units with respect to shares of Common Stock, subject to the restrictions and on the terms and conditions contained in the Plan and this Agreement.

NOW, THEREFORE, in consideration of these premises and the agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:

1.            Grant of Restricted Stock Units.  Pursuant to Article III of the Plan, the Company hereby grants to the Grantee an award of restricted stock units (the “Restricted Stock Units”) with respect to the number of shares of the Company’s common stock, par value of $.001 per share (the “Common Stock”),  that is specified on the signature page hereto,  subject to the terms and conditions set forth herein and in the Plan and subject further to adjustment as provided in Section 5.7 of the Plan;  provided,  however, the grant of Restricted Stock Units contemplated herein shall be subject to the approval of the Plan by the Company’s stockholders at the Company’s 2019 Annual Meeting of Stockholders and if the Plan shall not be approved at such meeting, the Restricted Stock Units shall be forfeited for no consideration without any action on the part of the Company or the Grantee.  The terms of the Plan are hereby incorporated into this Agreement by this reference, as though fully set forth herein.  Capitalized terms used but not defined herein will have the same meaning as defined in the Plan.

2.           Vesting of Restricted Stock Units.  The Restricted Stock Units are subject to forfeiture until they become non-forfeitable in accordance with this Section 2.

(a)           Vesting.  The Restricted Stock Units will vest and become non-forfeitable on the one-year anniversary of the Effective Date (the “Vesting Date”), provided that the Grantee has, from the date hereof, continuously served as a director of the Company through the Vesting Date.

(b)           All Outstanding Restricted Stock Units Forfeited Upon Cessation of Service.  Subject to the remainder of this Section 2, upon cessation of Grantee’s service as a director of the Company for any reason or for no reason (and whether such cessation is initiated by the Company, the Grantee or otherwise):

MASTER 2019 DIRECTOR GRANT

(i)           any Restricted Stock Units that have not vested prior to the effective date of such cessation will immediately and automatically, without any action on the part of the Company, be forfeited; and

(ii)          the Grantee will have no further rights with respect to those Restricted Stock Units.

(c)                  Acceleration on Death or Disability. If the Grantee ceases to be a director of the Company by reason of the Grantee's death or disability, all outstanding Restricted Stock Units shall become immediately vested. The term “disability” means a medically determinable mental or physical impairment that, in the opinion of the Board, causes the Grantee to be unable to perform Grantee’s duties as a director of the Company.

(d)           Acceleration upon a Change in Control. Upon a Change in Control of the Company, all outstanding Restricted Stock Units shall become immediately vested.

(e)           Acceleration upon Retirement.  If the Grantee ceases to be a director of the Company by reason of the Grantee’s Retirement (as defined below), all outstanding Restricted Stock Units shall become immediately vested.  The term “Retirement” for this Agreement shall have both of the following meanings (and only one of which need be satisfied): (i) the termination of the Grantee’s service as a director of the Company occurring on or after the date that the Grantee reaches age 65,  or (ii) regardless of the director’s age, with respect to any director who has served as a director for at least ten consecutive years, the termination of the Grantee’s service as a director of the Company upon expiration of the Grantee’s term of service following Grantee’s declination to stand for nomination for a new annual term as director.

3.           Rights as a Stockholder. The Grantee shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to the Restricted Stock Units (including the right to vote) until the underlying Common Stock becomes vested pursuant to Section 2 and the Grantee becomes a stockholder of record with respect to such shares, except that the Grantee shall be entitled to receive dividend equivalents related to the Restricted Stock Units equal in amount to the dividends declared on the underlying shares of Common Stock.  Dividend equivalent amounts shall accrue and be paid or distributed in cash at the same time the underlying shares of Common Stock are distributed to Grantee in accordance with Section 4.

4.           Delivery of Common Stock Underlying Restricted Stock Units.  The Company shall deliver vested shares of Common Stock (and the related dividend equivalents in accordance with Section 3)  with respect to the Restricted Stock Units to the Grantee within ten business days upon the earliest to occur of: (i) the Grantee’s cessation of service as a director of the Company; and (ii) a Change in Control (as defined in the Plan), but only if such Change in Control also constitutes a “change in control event” of the Company within the meaning of Section 409A of the Code.

5.           Restrictions on Transfer.  The Grantee may not sell, transfer, assign, pledge or otherwise encumber or dispose of the Restricted Stock Units subject to this Agreement until such time as the shares of Common Stock underlying the Restricted Stock Units are issued to the Grantee in accordance with Section 4.  The Grantee may designate beneficiaries to receive

MASTER 2019 DIRECTOR GRANT

the shares of Common Stock underlying the Restricted Stock Units subject to this Agreement if the Grantee dies before delivery of the shares of Common Stock by so indicating on a form supplied by the Company. If the Grantee fails to designate a beneficiary, such Common Stock will be delivered to the Grantee’s estate.

6.           Tax Consequences.  The Grantee acknowledges that the Company has not advised the Grantee regarding the Grantee’s income tax liability in connection with the grant or vesting of the Restricted Stock Units, the dividend equivalents contemplated hereunder or the delivery of the Common Stock underlying the Restricted Stock Units. The Grantee has reviewed with the Grantee’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement.  The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  The Grantee understands that the Grantee (and not the Company) shall be responsible for the Grantee’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.

7.           Securities Laws.  The Company may from time to time impose any conditions on the Restricted Stock Units or the shares of Common Stock underlying the Restricted Stock Units as it deems necessary or advisable to ensure that the Plan satisfies the conditions of Rule 16b-3 or other applicable laws.

8.           General Provisions.

(a)           This Agreement and the Plan together represent the entire agreement between the parties with respect to the Restricted Stock Units and may only be modified or amended in a writing signed by both parties.

(b)           Any notice, demand or request required or permitted to be given by either the Company or the Grantee pursuant to the terms of this Agreement shall be in writing and shall be deemed given on the date and at the time delivered via personal, courier or recognized overnight delivery service or, if sent via telecopier, on the date and at the time telecopied with confirmation of delivery or, if mailed, on the date five days after the date of the mailing (which shall be by regular, registered or certified mail).  Delivery of a notice by telecopy (with confirmation) shall be permitted and shall be considered delivery of a notice notwithstanding that it is not an original that is received.  Any notice to Grantee under this Agreement shall be made to Grantee at the address listed in the Company’s personnel files.  If directed to the Company, any such notice, demand or request shall be sent to the Company’s principal executive office, c/o the Company’s Secretary, or to such other address or person as the Company may hereafter specify in writing.

(c)          The Company may condition delivery of certificates for the shares of Common Stock underlying the Restricted Stock Units upon the prior receipt from Grantee of any undertakings which it may determine are required to assure that the certificates are being issued in compliance with federal and state securities laws.

(d)           The Grantee has received a copy of the Plan, has read the Plan and is familiar with its terms, and hereby accepts the Restricted Stock Units subject to all of the terms and provisions of the Plan, as amended from time to time.  Pursuant to the Plan, the Board and the Committee are authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as they deem appropriate.  The Grantee hereby agrees to accept as

MASTER 2019 DIRECTOR GRANT

binding, conclusive and final all decisions or interpretations of the Board and the Committee upon any questions arising under the Plan.

(e)          The award of Restricted Stock Units granted hereunder is intended to comply with the requirements of Section 409A of the Code (“Section 409A”) and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code.

(f)           Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

(g)           Neither this Agreement nor any rights or interest hereunder shall be assignable by the Grantee, Grantee’s beneficiaries or legal representatives, and any purported assignment in violation hereof shall be null and void.

(h)           Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement.  The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

(i)           The grant of Restricted Stock Units hereunder will not confer upon the Grantee any right to continue in service with the Company or any of its Subsidiaries.

(j)           This Agreement shall be governed by, and enforced in accordance with, the laws of the State of Delaware, without regard to the application of the principles of conflicts or choice of laws.

(k)           This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument. The parties confirm that it is their wish that this Agreement may be executed by means of electronic signature.

[Signature Page Follows]

MASTER 2019 DIRECTOR GRANT

SIGNATURE PAGE TO

AWARD AGREEMENT FOR RESTRICTED STOCK UNITS

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement intending it to be effective as of the first date written above.

ONESPAN INC.

By:

Its:	CFO

GRANTEE

Name:

Signature:

GRANT VALUE: $105,000

SHARE PRICE: $14.74

SHARES SUBJECT TO AWARD: 7,124